Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As

of

September

12,

2023,

Lesaka

Technologies,

Inc.
(“Lesaka”

or

the

“Company”)

had

one

class

of

securities
(“common
stock”)
registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following

description of

the Company’s

common stock

is a

summary and

does not

purport to

be complete.

It is

subject to

and
qualified

in

its

entirety

by

reference

to

the

Company’s

Amended

and

Restated

Articles

of

Incorporation
(“Articles

of
Incorporation”)

and its

Amended

and Restated By-laws
(“Bylaws”)
, each of

which are

incorporated by

reference as

an exhibit

to
the Company’s

most recent

Annual Report

on Form 10-K. Lesaka

encourages you

to read

its Articles

of Incorporation,

Bylaws and
the applicable provisions of the Florida Business Corporation Act

(“FBCA”)

for additional information.
General
Lesaka’s Articles

of Incorporation currently

authorizes the issuance of two

hundred million shares of

its common stock, with

$0.001
par value.

Lesaka’s

common stock

is listed

and principally

traded on

the Nasdaq

Stock Exchange,

Global Select

Market, under

the
symbol “LSAK.” Lesaka’s common

stock is also listed on the Johannesburg Stock Exchange, under the symbol “LSK”.
All outstanding shares of common stock are fully paid and nonassessable
Dividend rights
Holders

of

shares

of

Lesaka’s

common

stock

are

entitled

to

receive

dividends

and

other

distributions

when

declared

by

Lesaka’s
board of

directors out

of legally

available funds.

Payment of

dividends and

distributions is

subject to

certain restrictions

under the
FBCA, including the requirement

that after making any

distribution Lesaka must be

able to meet its

debts as they become

due in the
usual course of its business.

Voting

rights
Each holder of common

stock is entitled to one vote

per share for the election

of directors and for all other

matters to be voted on

by
shareholders. Holders of common stock may not cumulate their votes in the election of directors.
Liquidation and other rights
Upon voluntary or

involuntary liquidation, dissolution

or winding up

of Lesaka, holders of

common stock share

ratably in the assets
remaining

after payments

to creditors

and

provision

for the

preference

of any

preferred stock

according

to its

terms.

There

are no
pre-emptive

or

other

subscription

rights,

conversion

rights

or

redemption

or

scheduled

installment

payment

provisions

relating

to
shares of common stock. The shares of Lesaka common stock are not subject to redemption.
Transfer Agent
The Company’s

transfer agent in the

United States is Computershare

Shareowner Services LLC,

480 Washington

Blvd, Jersey City,
New Jersey, 07310, and

the Company’s transfer agent in

South Africa is JSE Investor Services South Africa (Pty) Ltd.